Exhibit 4.1

PAYING AGENCY AGREEMENT

between

MB FINANCIAL BANK, NATIONAL ASSOCIATION,
as Issuer,

and

U.S. BANK NATIONAL ASSOCIATION

as Paying Agent, Calculation Agent, DTC Custodian and Note Registrar

November 16, 2017

THIS PAYING AGENCY AGREEMENT, made and dated as of November 16, 2017 (this “Agreement”), between MB Financial Bank, National Association, as Issuer (the “Issuer”) and U.S. Bank National Association, as the Paying Agent, Calculation Agent, DTC Custodian and Note Registrar (hereinafter sometimes called, in each such capacity, the “Agent”).

WHEREAS, Issuer has, by a Purchase Agreement dated November 14, 2017, agreed to issue $175,000,000 aggregate principal amount of its 4.00% Fixed-to-Floating Rate Subordinated Notes due 2027 in the form attached hereto as Exhibit A (the “Bank Notes”), pursuant to the offering circular, dated November 14, 2017 (the “Offering Circular”); and

WHEREAS, the Bank Notes are being offered and sold pursuant to regulations issued by the Office of the Comptroller of the Currency (the “OCC”) and in in transactions that are exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 3(a)(2) of the Securities Act.

WHEREAS, the Issuer desires to appoint the Agent as fiscal and paying agent of the Issuer with respect to the authentication, delivery, registration and payment of the Bank Notes.

NOW, THEREFORE, in consideration of the covenants and agreements made herein, the parties hereto agree as follows:

Section 1. Definitions. The words and terms used herein unless otherwise defined herein shall have the respective meanings assigned to such terms in the Bank Notes.

Section 2. Appointment and Acceptance. The Issuer hereby appoints U.S. Bank National Association as Paying Agent, Calculation Agent, DTC Custodian and Note Registrar with respect to the Bank Notes, upon the terms and conditions set forth herein, and U.S. Bank National Association hereby accepts such appointment and agrees to perform all of the duties of Paying Agent, Calculation Agent, DTC Custodian and Note Registrar in accordance with the terms of the Bank Notes and this Agreement. In the event of any conflict between the provisions of this

Agreement and the provisions contained in the Bank Notes as they relate to the Bank Notes, the latter shall control.

Section 3. Form of Note Certificates. The Issuer shall prepare and deliver to the Agent completed Bank Notes executed by manual or facsimile signature of an officer of the Issuer duly authorized to execute the Bank Notes together with an order requesting the Agent to authenticate such Bank Notes (an “Authentication Order”). Any Bank Note bearing the manual or facsimile signature of a person who is duly authorized to execute such Bank Note on the date such signature is affixed shall bind the Issuer after the completion thereof by the Agent notwithstanding that such person shall have ceased to hold his or her office on the date such Bank Note is authenticated and delivered by the Agent.

Unless the Issuer notifies the Agent to the contrary, all Bank Notes will be represented by one note certificate, hereinafter called the “Global Note” substantially in the form set forth in Exhibit A hereto, and the provisions of such Global Note are expressly incorporated into and made a part of this Agreement. The Global Note shall be registered in the name of a nominee of The Depository Trust Company (“DTC”), or its nominee, as Depositary. The Global Note may also have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with any applicable law or with any applicable rules or regulations made pursuant thereto or with the rules or regulations of any securities exchange or governmental agency or as may, consistently herewith, be determined by the officers of the Issuer executing such Global Note, as evidenced by their execution thereof. Beneficial interests in the Global Note will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. The Issuer has entered into a letter of representations with DTC in the form provided by DTC and the Agent is hereby authorized to act in accordance with such letter and applicable DTC procedures relating to such Global Note.

Section 4. Certificate of Authorized Representatives of the Issuer. The Issuer shall furnish the Agent with a certificate of the Issuer certifying the incumbency and specimen signatures of representatives of the Issuer authorized to instruct the Agent regarding the completion and delivery of the Bank Notes (each, an “Authorized Representative”). The Agent shall have no responsibility to the Issuer to determine whether a signature of an Authorized Representative is genuine if such signature resembles the specimen signature of such Authorized Representative on such certificate. Until the Agent receives a subsequent incumbency certificate of the Issuer, the Agent shall be entitled to rely on the last such certificate delivered to it for purposes of determining any Authorized Representative.

Section 5. Duties of Agent: Authentication and Delivery.

(a)                                 The Global Note shall be issued and delivered in accordance with the Blanket Letter of Representations (including all relevant riders and annexes thereto) from the Issuer to DTC. All instructions regarding the completion and delivery of the Global Note shall be given in a writing executed on behalf of the Issuer by an Authorized Representative, and delivered or transmitted by mail, courier, telecopy, e-mail or other means reasonably acceptable to the Agent and otherwise provide the Agent sufficient information to perform its obligations under this Section 5. Upon receipt of instructions as described above, the Agent shall:

(1)                                 manually authenticate the Global Note by any one of the officers or employees of the Agent duly authorized and designated by it for such purpose; and

(2)                                 deliver the Global Note to DTC or pursuant to DTC’s written instructions hold the Global Note as custodian for DTC.

(b)                                 The Agent shall incur no liability to the Issuer or otherwise in acting hereunder upon any instructions or Authentication Order contemplated hereby which the Agent believed in good faith to have been given by an Authorized Representative.

Only the Global Note that bears thereon a certificate of authentication executed by the Agent and dated the date of authentication in accordance with Section 5(a)(1) above will be valid.

(c)                                  The Bank Notes shall be issuable only in minimum denominations of $250,000 and any amount in excess thereof in increments of $1,000. Bank Notes may not subsequently be transferred or exchanged by a holder of Bank Notes in denominations of less than $250,000.

(d)                                 Each instruction or Authentication Order given to the Agent in accordance with this Section 5 shall constitute a representation and warranty to the Agent by the Issuer that the issuance and delivery of the Bank Notes to which the instruction or Authentication Order relates have been duly and validly authorized by the Issuer, that such Bank Notes when completed, authenticated and delivered pursuant hereto, will constitute the legal, valid and binding obligations of the Issuer, and that the Agent’s appointment to act for the Issuer hereunder has been duly authorized by all necessary corporate action of the Issuer.

Section 6. Duties of Note Registrar: Registration, Registration of Transfer and Exchange. The Agent, in its capacity as Note Registrar, shall, so long as any of the Bank Notes remain outstanding maintain all records as may be customary or provided to it and shall:

(a)                                 Keep at its Paying Agent Office in St. Paul, Minnesota (the “Paying Agent Office”), a register (the “Note Register”) in such form as the Agent may determine, in which, subject to reasonable regulations as it may prescribe, it shall provide for the registration of Bank Notes and of transfers of Bank Notes;

(b)                                 Maintain records showing for each outstanding Bank Note the principal amount, maturity date, interest rate and other terms thereof; all subsequent transfers and changes of ownership thereof; and the name, address and tax identification number of the registered holder of such Bank Note (each, a “Holder”);

(c)                                  Prepare all such lists of Holders as may be required by the Issuer or any person needing such information and so authorized in writing by the Issuer; and

(d)                                 During regular office hours and upon reasonable prior written notice, make the Note Register available to the Issuer or the Issuer’s duly appointed employee or agent;

provided that the Agent shall have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests, and it shall be fully protected in acting or refraining from acting on any such information provided by DTC.

The Issuer, the Agent and any agent of the Issuer or the Agent may treat the person in whose name a Bank Note is registered (which in the case of a Global Note, shall be DTC or its nominee) as the absolute owner and holder of such Bank Note for all purposes whatsoever, and none of the Issuer, the Agent and any agent of any of them shall be affected by notice to the contrary. Any reference herein and in any Bank Note to the term “holder” of a Bank Note or “registered holder” shall be to the person in whose name a Bank Note is registered in the register maintained for such purposes pursuant to Section 6 hereof. Neither any members of, or participants in, DTC (“Agent Members”) nor any other persons on whose behalf Agent Members may act shall have any rights under this Agreement with respect to any Global Note registered in the name of DTC or any nominee thereof, or under any such Global Note. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Agent or any agent of the Issuer or the Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or such nominee, as the case may be, or impair, as between DTC, its Agent Members and any other person on whose behalf an Agent Member may act, the operation of customary practices of such persons governing the exercise of the rights of a holder of any Global Note. Neither the Agent nor the Issuer shall have any responsibility for any actions taken or not taken by DTC.

Upon surrender for registration of transfer of any Bank Note at the Paying Agent Office, the Issuer shall execute, and the Agent shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Bank Notes of authorized denominations (which in no case may be less than $250,000 and integral multiples of $1,000 in excess thereof) and of a like tenor and aggregate principal amount; provided that, unless and until it is exchanged in whole or in part for individual Bank Notes represented thereby, the Global Note may not be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to DTC or another nominee of DTC, or by DTC or any such nominee to a successor depositary or a nominee of such successor depositary.

If (i) DTC notifies the Issuer in writing that it is unwilling or unable to act as Depositary or DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed by the Issuer within 90 days, (ii) the Issuer, at its option, notifies the Agent in writing that it elects to cause the issuance of Bank Notes in definitive form or (iii) any event shall have happened and be continuing that, after notice or lapse of time or both, would constitute an Event of Default with respect to the Bank Notes, then, upon surrender by DTC or a successor depositary of the Global Notes, the Issuer shall prepare, execute and deliver to the Agent, and the Agent shall authenticate and deliver Bank Notes, upon receipt of instructions from the Issuer, of like tenor and terms in definitive form in an aggregate principal amount equal to the principal amount of the Global Note outstanding in exchange for such Global Note, to each person that DTC or a successor depositary identifies as the beneficial owner of the related Bank Notes.

Upon the exchange of the Global Note for Bank Notes in definitive form upon the occurrence of any of the events described above, the Global Note shall be cancelled by the Agent. Bank Notes issued in exchange for the Global Note shall be registered in such names and in such authorized denominations, and delivered to such addresses, as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Agent in writing (“Certificated Notes”), and shall be in substantially the same form as the Global Note. The Issuer shall prepare, execute and deliver to the Agent, and the Agent shall authenticate and deliver such Bank Notes to the persons in whose names such Bank Notes are registered or to DTC, in fully registered form without coupons in denominations of $250,000 or any amount in excess thereof that is an integral multiple of $1,000.

In case any Bank Note shall at any time become mutilated, destroyed, lost or stolen and such Bank Note or evidence satisfactory to the Issuer of the loss, theft or destruction thereof (together with indemnity satisfactory to the Agent and the Issuer, payment of the reasonable expenses and charges of the Agent in connection therewith, evidence of the ownership of such Bank Note, an appropriate bond of indemnity in form, substance and amount satisfactory to the Agent, and such other documents or proof as may be required by the Agent and the Issuer) shall be delivered to the Agent and the Issuer, the Agent shall authenticate and deliver, upon receipt of instructions from the Issuer, a new Bank Note of like tenor in exchange for the Bank Note so mutilated, or in lieu of the Bank Note so destroyed or lost or stolen. If the mutilated, destroyed, lost or stolen Bank Note has already matured or been called for redemption in accordance with its terms, it shall not be necessary to issue a new Bank Note prior to payment, provided that the owner shall first provide the Agent with a bond of indemnity as set forth above.

Section 7. Duties of Paying Agent: Payment of Bank Notes.

(a)                                 Payment of principal and interest on the Bank Notes shall be made by the Agent in the manner and on the dates specified in the Bank Notes from funds deposited by the Issuer with the Agent for such payments as provided in Section 10. The Agent shall have no obligation to use its own funds for any such payment of principal or interest on the Bank Notes. Payments due at the maturity or redemption of a Bank Note shall be made only upon presentation and surrender of such Bank Note. Any money that the Issuer pays to the Agent for the purpose of making payments on the Bank Notes and that remains unclaimed two years after the payments were due will, at the Issuer’s written request, be returned to it. After that time any Holders of such Bank Notes can only look to the Issuer for payment on such Bank Notes unless an abandoned property law designates another person, and that all liability of the Agent with respect to such moneys shall thereupon cease.

(b)                                 The Issuer may appoint a calculation agent (the “Calculation Agent”), which Calculation Agent will determine the interest rate for each Interest Period (as defined in the Bank Note) that the Bank Notes shall accrue interest at a floating rate in accordance with the terms of the Bank Notes. The Calculation Agent shall determine the interest rate in accordance with the terms of the Bank Notes and absent manifest error, such interest determination shall be binding and conclusive on the holders of the Bank Notes and the Issuer. On the second Business Day before each Interest Period (as defined in the Bank Note), the Calculation Agent will determine and notify the Issuer of the interest rate for each applicable Interest Period. On the date hereof and unless and until the Issuer appoints a new Calculation Agent, the Agent shall serve as Calculation Agent, subject to terms and conditions mutually acceptable to the Issuer and the Agent. The Calculation Agent will, upon the request of the holder of any Bank Note, provide the interest rate then in effect with respect to such Bank Note and, if determined, the interest rate with respect to such Bank Note which will become effective on the next Interest Reset Date.  The Calculation Agent shall have no duty to determine whether the interest rate on the Notes so calculated is higher than the maximum rate permitted by any applicable law.

Section 8. Optional Redemption.

(a)  In the event the Issuer elects to redeem in accordance with the terms of the Global Note any Bank Notes in whole or in part, the Issuer shall give written notice to the Agent at least 10 days before a notice of redemption is to be delivered to Holders (or within such shorter period as to which the Agent shall agree), by a certificate signed by any Authorized Representative and delivered to the Agent (an “Officer’s Certificate”) setting forth (i) the redemption date and (ii) the principal amount of the Bank Notes to be redeemed. In any such written notice, (a) if Certificated Notes are to be redeemed, the Issuer shall identify such notes by specifying the interest rate or formula pursuant to which interest is calculated on such notes, the Interest Payment Dates, the stated maturity date and redemption terms or (b) if book-entry notes are to be redeemed, the Issuer shall identify such notes by specifying the CUSIP number assigned to the Global Note or notes representing such notes. Whenever less than all of the Bank Notes of like tenor and terms are to be redeemed, (a) if such Bank Notes are Global Notes held by the Agent as custodian for the Depositary or its nominee, the Bank Notes to be redeemed shall be selected on a pro rata basis, by lot or otherwise in accordance with DTC’s applicable procedures, and (b) in the case of all other Bank Notes, the Agent shall select the Bank Notes to be so redeemed ratably among Holders; provided that in the case of (a) or (b), no Bank Notes shall be redeemed in part such that, after giving effect to such redemption, the amount of such Bank Notes shall be less than  $250,000.

(b)  At the Issuer’s prior written request, the Agent shall give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer shall have delivered to the Agent at least 10 days prior to the date the notice of redemption is to be sent (unless a shorter period shall be satisfactory to the Agent), an Officer’s Certificate requesting that the Agent give such notice together with the notice to be given setting forth the information to be stated therein as provided below. The Issuer, or if so requested the Agent on behalf of the Issuer, at least 30 days before a redemption date shall deliver or cause to be delivered, by first class mail or electronic transmission, a notice of redemption to each holder whose Bank Notes are to be redeemed at its registered address. The notice shall identify the Bank Notes to be redeemed and shall state:

(i) the redemption date;

(ii) if any Bank Note is being redeemed in part only, the portion of the principal amount of such Bank Note to be redeemed and that, after the redemption date upon surrender of such Bank Note, a Bank Note in principal amount equal to the unredeemed portion of the original Bank Note shall be issued in the name of the holder thereof upon cancellation of the original Bank Note;

(iii) the name and address of the Agent;

(iv) that Bank Notes called for redemption must be surrendered to the Agent to collect the redemption price and become due on the date fixed for redemption;

(v) that, unless the Issuer defaults in making such redemption payment, interest, if any, on Bank Notes called for redemption ceases to accrue on and after the redemption date;

(vi) the paragraph of the Bank Notes pursuant to which the Notes called for redemption are being redeemed; and

(vii) the CUSIP number, and that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

The Agent shall cause any such notice of redemption to be forwarded to the Holders of the Bank Notes to be redeemed in accordance with the terms set forth in the Bank Notes in the name and at the expense of the Issuer. The notice of redemption, if delivered in the manner provided herein shall be presumed to have been given, whether or not the holder receives such notice.

Once notice of redemption is delivered in accordance with this Section 8 hereof, Bank Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

(c)  Not later than 11:00 a.m. Central time on the redemption date, the Issuer shall deposit with the Agent money sufficient to pay the redemption price of and accrued interest on all Bank Notes to be redeemed on that date. The Agent shall promptly return to the Issuer any money deposited with the Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Bank Notes to be redeemed.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Bank Notes or the portions of Bank Notes called for redemption. If a Bank Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the person in whose name such Bank Note was registered at the close of business on such record date. If any Bank Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal.

(d) Any Certificated Note which is to be redeemed in part only shall be surrendered to the Paying Agent Office, and the Issuer shall execute, and upon receipt of instructions from an Authorized Representative of the Issuer, the Agent shall authenticate and deliver to the Holder of such Certificated Note, without service charge, a new Certificated Note of like tenor and terms, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of such Certificated  Note so surrendered.

Section 9. [reserved]

Section 10. Deposit of Funds. (a) The Agent shall, as soon as practicable after each record date for the payment of interest (other than interest payable at maturity) on the Bank Notes but not later than five days preceding the related interest payment date, notify the Issuer of the interest to be paid on the Bank Notes on the related interest payment date. In addition, by the 15th day of the month immediately preceding the month in which the Bank Notes will mature, the Agent shall notify the Issuer of the principal and interest payable at maturity on the Bank Notes.

(b) While the Bank Notes are represented by Global Notes registered to DTC or its nominee, the Issuer shall deposit with the Agent by 11:00 a.m., Central time (i) on the business day prior to each Interest Payment Date (as such term is defined in the Global Note) of the Bank Notes an amount in immediately available funds sufficient to pay the interest due on such date and (ii) on the business day prior to the Maturity Date (as such term is defined in the Global Note) an amount in immediately available funds sufficient to pay the principal of the Bank Notes and the interest accrued thereon to, but excluding, such Maturity Date. Payments for Bank Notes not held as a Global Note shall be made to the Agent at least two business days prior to the relevant payment date. The Agent shall clearly identify in its books and records funds relating to the Bank Notes. Payment of the principal and interest payable on the date of maturity of any Bank Note will be made (i) in the case of any Global Note, to DTC, or (ii) in the case of any Certificated Notes, by check mailed to the registered holder at the address of such holder as it appears on the Note Register or, at the option of the Issuer, by wire transfer in immediately available funds to a bank account in the United States designated by the holder, in each case as to principal upon presentation and surrender of such Bank Note at the office of the Agent in New York, New York, or at such other place or places as the Agent shall designate by notice to the holder; provided that such Bank Note is presented to the Agent in time for the Agent to make such payments in such funds in accordance with its normal procedures. Payments of interest will be made through the facilities of DTC, in the case of any Global Note, or, with respect to any Certificated Notes, by check mailed to the holder at the address of such holder as it appears on the Note Register. Notwithstanding any provision elsewhere contained herein, payments by the Agent shall be made only out of amounts deposited with the Agent with respect to such payment. In the event the amount deposited with respect to a payment date is less than the sum of the aggregate amounts needed to make the payments due on such payment date, the Agent shall immediately notify the Issuer, and shall effect no payments with respect to such payment date until such discrepancy has been resolved. Until paid as hereinafter provided, the Agent shall hold such amounts in trust for the benefit of the holders of the Bank Notes.  During the term of this Agreement, the Agent shall have no obligation to invest or reinvest any monies deposited or received hereunder.

Section 11. Fees and Expenses of the Agent. The Issuer shall pay such fees and expenses of the Agent for the performance of its duties hereunder as may be mutually agreed upon from time to time in writing and the Issuer agrees promptly to pay such compensation and to reimburse the Agent for the reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by it in connection with or arising out of its services hereunder, except any such expense, disbursement or advance as may be attributable to its negligence or willful misconduct, and the Agent shall provide the Issuer reasonable notice of any expenditure not in the ordinary course of business.

Section 12. Conditions. The Agent accepts its obligations herein set forth upon the terms and conditions hereof, including the following, to all of which the Issuer agrees:

(a)                                 Agency. The Agent shall not be liable for any costs, expenses, damages, liabilities or claims hereunder except to the extent directly arising out of the Agent’s negligence or willful misconduct, as finally determined by a court of competent jurisdiction. In acting under this Agreement and in connection with the Bank Notes, the Agent is acting solely as agent of the Issuer and does not assume any responsibility for the correctness of the recitals in the Bank Notes (except for the correctness of the statement in its certificate of authentication thereon) or any obligation or relationship of agency or trust, for or with any of the owners or holders of the Bank Notes. Nothing herein this Agreement shall create a fiduciary relationship between the Agent, any holders of Bank Notes or any other party.

(b)                                 Advice of Counsel. The Agent may consult with counsel satisfactory to it, and the advice or opinion of such counsel shall be full and complete authorization in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)                                  Reliance. The Agent may conclusively rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond debenture, note, other evidence of indebtedness or other paper or document (whether in its original or facsimile form) delivered to it or believed by it to be genuine and to have been signed or presented by the proper party or parties. The Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document.

(d)                                 Interest in Notes, etc. The Agent, in its individual or any other capacity, may become the owner or pledgee of the Bank Notes and may otherwise deal with the Issuer with the same rights as it would have if it were not the Agent.

(e)                                  Non-Liability for Interest. The Agent shall be under no liability for interest on any money received by it hereunder except as otherwise agreed with the Issuer in writing.

(f)                                   Certifications. Whenever in the administration of this Agreement the Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Agent (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon a certificate delivered to the Agent and signed by an Authorized Representative.

(g)                                  No Implied Obligations. The duties and obligations of the Agent with respect to matters governed by this Agreement shall be determined solely by the express provisions hereof, and the Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement and the Bank Notes, as applicable, and no implied covenants or obligations shall be read into this Agreement or the Bank Notes against the Agent. No provision of this Agreement shall require the Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

(h)                                 Enforceability of Rights. The rights, privileges, protections, immunities and benefits given to the Agent, including, without limitation, its right to be compensated, reimbursed and indemnified, are extended to, and shall be enforceable by, the Agent in each of its capacities hereunder, and to each agent, custodian and other person employed to act hereunder.

(i)                                     Agents. The Agent may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(j)                                    Occurrences Beyond Reasonable Control. In no event shall the Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, or other unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility (it being understood that the Agent shall maintain a business continuity plan and otherwise use reasonable efforts which are consistent with accepted practices in the banking industry to avoid and mitigate the effects of such occurrences and to resume performance as soon as practicable under the circumstances).

(k)                                 Damages. In no event shall the Agent be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) even if the Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(1)                                 Disclaimer. The recitals contained herein and in the Bank Notes, except the Agent’s certificates of authentication, shall be taken as the statements of the Issuer, and the Agent (or any person authorized by the Agent to act on behalf of the Agent to authenticate the Bank Notes (an “Authenticating Agent”)) assumes no responsibility for their correctness. The Agent makes no representations as to the validity or sufficiency of this Agreement or of the Bank Notes. The Agent or any Authenticating Agent shall not be accountable for the use or application by the Issuer of the Bank Notes or the proceeds thereof. The Agent makes no representation as to and shall not be responsible for any statement or recital herein or any statement in the Offering Circular, the Purchase Agreement or any other document in connection with the sale of the Notes.

(m)                             Judicial Orders. If at any time the Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects this Agreement or the Bank Notes (each, an “Order” and including, but not limited to, orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of funds), the Agent shall use reasonable efforts to provide the Issuer with written notice of Agent’s receipt of service as promptly as practicable under the circumstances (unless prohibited by applicable law or such Order), so that Issuer may, at its option, decide whether to seek a modification of any such Order. The Agent agrees that it will reasonably cooperate in all reasonable respects with Issuer’s efforts to obtain such modification. The Agent is authorized to comply with any such Order (regardless of whether Issuer successfully obtains a modification of the Order should it seek to do so) in any manner as the Agent or its legal counsel of its own choosing deems appropriate; provided, however, that Agent shall delay compliance with an Order until any proceedings instituted by Issuer seeking modification of the Order have been resolved or until (based on the advice of Agent’s legal counsel) further delay in complying with the Order would expose Agent to penalties or sanctions for its failure to comply or would adversely affect the Agent’s ability to comply. If the Agent complies with any Order in accordance with the provisions of this paragraph, the Agent shall not be liable to any of the parties hereto or to any other person or entity even though such Order may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(n)           Taxes. In order to comply with applicable tax laws (inclusive of rules, regulations and interpretations promulgated by competent authorities) related to this Agreement and Bank Notes in effect from time to time (“Applicable Law”) that a foreign financial institution, issuer, trustee, paying agent or other party is or has agreed to be subject to, the Issuer agrees (i) to provide to the Agent sufficient information about the parties and/or transactions (including any modification to the terms of such transactions) so the Agent can determine whether it has tax related obligations under Applicable Law and (ii) that the Agent shall be entitled to make any withholding or deduction from payments to the extent necessary to comply with Applicable Law for which the Agent shall not have any liability. The terms of this section shall survive the termination of this Agreement.

(o)           Calculations. Except as otherwise provided herein, the Agent shall not be responsible for and accepts no liability with respect to determining, calculating or confirming any date, value or amount related to the Bank Notes. It shall be the responsibility of the Issuer to notify the Agent in writing of same in timely fashion to the extent the Issuer has such information and to the extent the Agent is required to have such information to perform the duties and obligations of the Agent set forth herein or in the Bank Notes.

(p)           Subject to Section 12(a), the Agent shall not be liable for any error of judgment made in good faith.

(q)           The Agent may seek adjudication, including by way of interpleader, at Issuer’s expense, of any adverse claim or controversy hereunder in a court of competent jurisdiction.

Section 13. Indemnification.

(a)           Notwithstanding any satisfaction or discharge of any Bank Notes, the Issuer shall indemnify the Agent and its directors, officers, agents and employees (each an “Indemnified Person”) against any and all loss, liability, costs, damages, claims, actions, expenses or demands which it may incur or sustain or which may be made against it in connection with its appointment or the exercise of its powers and duties hereunder as well as the reasonable and documented costs, including the expenses and fees of counsel in defending any claim, action or demand, including enforcing its rights to be indemnified and held harmless hereunder, except such as may directly result solely from the Agent’s willful misconduct or gross  negligence as determined by a court of competent jurisdiction. The Agent shall incur no liability and shall also be indemnified and held harmless by the Issuer for, or in respect of, any actions taken or suffered to be taken in good faith by the Agent in accordance herewith and in reliance upon the written (i) opinion or advice of counsel or (ii) instructions that are believed, in good faith, to be duly authorized by the Issuer.

(b)           Each Indemnified Party shall give prompt notice to the Issuer of any action commenced against it in respect of which indemnity may be sought hereunder. Failure by an Indemnified Party to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall be entitled to assume the defense of any such action; provided, however, that the Indemnified Party shall have the right prior to the employing of any counsel by the Issuer in connection with its assumption of such defense to consent to any such counsel, which consent shall not be unreasonably withheld; provided, further that if any Indemnified Party is advised in an opinion of counsel that there may be legal defenses available to such Indemnified Party which are adverse to or in conflict with those available to the Issuer, the Issuer shall not have the right to assume the defense of such action, but shall be responsible for the reasonable fees and expenses of counsel retained by the Indemnified Party in accordance with the terms hereof. The Issuer may participate at its own expense in the defense of such action. In no event shall the Issuer be liable for the fees and expenses of more than one counsel (in addition to any local counsel) for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. Notwithstanding anything herein to the contrary, the Issuer shall not be liable for any settlement of any action without its consent, which consent shall not be unreasonably withheld.

Section 14. Resignation or Removal of the Agent.

(a)           The Agent may at any time resign in any of its capacities by giving written notice to the Issuer of its intention to resign from any or all such offices, specifying the date on which its desired resignation shall become effective; provided that such notice shall be given not less than 30 days prior to the said effective date unless the Issuer otherwise agrees in writing. Except as provided below, the Agent may be removed from any or all of the offices to which it is hereby appointed by the Issuer delivering to the Agent an instrument in writing signed by the Issuer specifying such removal and the date when it shall become effective (such effective date being at least 20 days after said filing).

(b)           If at any time the Agent shall resign or be removed from any or all of the offices to which it is hereby appointed, then a successor Agent shall be appointed by the Issuer by an instrument in writing delivered to the successor Agent. Upon the appointment as aforesaid of a successor Agent and acceptance by the latter of such appointment, the former Agent shall cease to hold such office. If no successor Agent has been appointed within 60 days after the Agent has resigned, the Issuer shall act as such Agent other than as DTC Custodian, and any Global Notes shall be delivered to a successor DTC Custodian, or if none to DTC.

(c)           Any successor Agent appointed hereunder shall execute and deliver to its predecessor and the Issuer an instrument accepting such appointment hereunder, and thereupon such successor Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, immunities, duties and obligations of such predecessor with like effect as if originally named as the applicable Agent hereunder, and such predecessor shall thereupon become obligated to transfer and deliver, and such successor shall be entitled to receive, copies of any relevant records maintained by such predecessor Agent.

(d)           Any corporation into which the Agent may be merged or converted or any corporation with which the Agent may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Agent shall be a party shall, to the extent permitted by applicable law, be the successor Note Registrar, Calculation Agent, DTC Custodian or Paying Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto. Notice of any such merger, conversion or consolidation shall forthwith be given to the Issuer.

(e)           The provisions of Sections 11 and 13 hereof shall survive any resignation or removal hereunder and the termination of this Agreement with respect to matters occurring prior to any such resignation or removal and the termination of this Agreement.

Section 15. Payment Failure and Event of Default Notification. The Issuer will promptly notify the Agent upon the occurrence of a Payment Failure or an Event of Default or of the curing of a Payment Failure or an Event of Default, and the Issuer will provide copies of any such notice of the occurrence of a Payment Failure or an Event of Default or the curing of a Payment Failure or an Event of Default to the Agent, whereupon the Agent will promptly mail by first-class mail, postage prepaid, or otherwise provide through the facilities of DTC, copies of such notice to the Holders of the Bank Notes in the Note Register at their respective addresses appearing in the Agent’s records. The Agent shall have no obligation to act as a fiduciary to the Holders of the Bank Notes (or any other party) and shall have no duty to enforce this Agreement or the Bank Notes against the Issuer, and shall have no duty to any holder of Senior Indebtedness.

Section 16. Notices. All notices, instructions and communications between the parties hereto in connection with this Agreement shall be delivered in person, sent by letter, facsimile or other method acceptable to the recipient, in the case of the Issuer, to it at 6111 N. River Rd, Rosemont, Illinois 60018, Attention: General Counsel, and in the case of the Agent, U.S. Bank National Association, 190 South LaSalle Street, 10th Floor, MK-IL-SLTR, Chicago, IL 60603, Attention: Global Corporate Trust Services.

The Agent shall have the right to rely upon and comply with instructions and directions sent by e-mail, facsimile and other similar unsecured electronic methods by persons believed by the Agent to be authorized to give instructions and directions on behalf of the Issuer. The Agent shall not have any duty or obligation to verify or confirm that the person who sent such instructions or directions is, in fact, a person authorized to give instructions or directions on behalf of the Issuer; and the Agent shall not have any liability for any losses, liabilities, costs or expenses incurred or sustained by the Issuer as a result of such reliance upon or compliance with such instructions or directions. The Issuer agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Agent, including without limitation the risk of the Agent acting on unauthorized instructions, and the risk of interception and misuse by third-parties.

Section 17. Successors and Assigns. The rights, duties and obligations of the Issuer and the Agent hereunder shall inure, without further act, to their respective successors and assigns.

Section 18. Amendments. This Agreement may be amended only by an instrument in writing signed by the Issuer and the Agent.

Section 19. Counterparts. This Agreement may be executed in one or more counterparts and, if executed in one or more counterparts, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 20. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 21. Severability. In ease any provision in this Agreement or in the Bank Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 22. Waiver of Jury Trial. EACH OF THE AGENT AND THE ISSUER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE BANK NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 23. Jurisdiction. Each of the Agent and the Issuer submits to the jurisdiction of the courts of the State of New York over any suit, action or proceeding with respect to this Agreement or the transactions contemplated hereby. Each of the parties waives any objection that it may have to the venue of any suit, action or proceeding with respect to this Agreement or the transactions contemplated hereby in any court of the State of New York or that such suit, action or proceeding brought in a court of the State of New York was brought in an inconvenient court and agrees not to plead or claim the same.

Section 24. USA Patriot Act. The parties hereto acknowledge that, in accordance with Section 326 of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, modified or supplemented from time to time, the “USA Patriot Act”), the Agent, like all financial institutions, is required to obtain, verify, and record information that identifies each person or legal entity that opens an account. The parties to this Agreement agree that they will provide the Agent with such information as the Agent may request in order for the Agent to satisfy the requirements of the USA Patriot Act. For a non-individual person such as a legal entity, the Bank requires documentation to verify its formation and existence. The Bank may ask to see licenses, and identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

Section 25. No Subordination. The obligations of the Issuer under Sections 11 and 13 to compensate and indemnify the Agent and to pay or reimburse the Agent for expenses, disbursements and advances shall not be subject to the subordination provisions of the Bank Notes nor subordinate to Senior Indebtedness.

Section 26. Documents to be Filed with the Agent. The Issuer shall file with the Agent: (a) a copy of the opinion of counsel of the Issuer provided in connection with the issuance of the Bank Notes and (b) such other documents as the Agent may request, including, if applicable, a specimen Bank Note and a copy of the Offering Circular, Purchase Agreement, and authorizing documents.

Section 27.  Entire Agreement.  This Agreement (a) shall constitute the entire agreement between the parties hereto concerning the subject hereof and contains nothing, express or implied, that is intended to or shall confer upon any person or entity, other than the signatory parties hereto, any right, benefit or remedy under this Agreement.

Section 28.  Term and Termination. Either party may terminate this Agreement by written notice mailed to the other party at least thirty (30) days prior to termination date, upon which event the Agent shall return all cash and Bank Notes in its possession to the Issuer or pursuant to its order, after deduction and payment to the Agent of its unpaid fees and non-reimbursed expenses and indemnification claims, together with a copy of the Note Register.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

MB FINANCIAL BANK,
NATIONAL ASSOCIATION, as Issuer

By:	/s/ Randall T. Conte
	Name:	Randall T. Conte
	Title:	Executive Vice President, Chief Financial Officer and Chief Operating Officer

U.S. BANK NATIONAL ASSOCIATION], as Paying Agent, Calculation Agent, DTC Custodian and Note Registrar

By:	/s/ Linda E. Garcia
	Name:	Linda E. Garcia
	Title:	Vice President